Exhibit 4.42

THIRD AMENDMENT TO CONVERTIBLE LOAN AGREEMENTS

This Third Amendment (this “Amendment”) to those certain Convertible Loan Agreements, dated as of February 23, 2023 (the “First Convertible Loan Agreement”), June 11, 2023 (the “Second Convertible Loan Agreement”) and July 7, 2023 (the “Third Convertible Loan Agreement”, and together with the First Convertible Loan Agreement, the Second Convertible Loan Agreement, the first amendment of March 31, 2024 (the “First Amendment”) and the second amendment of April 18, 2024 (the “Second Amendment”), the “Convertible Loan Agreements”), by and among HUB Cyber Security Ltd., a company organized under the laws of the State of lsrael (the “Company”), the original lender, Shayna LP, a hedge fund registered in the Cayman Islands (“Shayna”), and Akina Holding Limited (the “Lender”) to which all of Shayna’s rights under the Convertible Loan Agreements, with the exception of consulting and brokerage fee under section 5 of the Third Loan Agreement, were sold to, is made and as of May 09, 2024 (the “Effective Date”) by and among the Company, Shayna and the Lender (collectively the “Parties”). Capitalized terms used but not defined herein shall have the meanings given to them in the Loan Agreement;

WHEREAS the Parties desire to amend the Convertible Loan Agreements, as set forth herein in a written instrument signed by the Company, Shayna and the Lender;

WHEREAS, For the avoidance of doubt, the Parties confirm that from the amounts detailed in section I of the First Amendment, 600,000 shares were already converted by Pey prior to the date of the First Amendment. Said Shares shall be deducted from the amount stipulated therein for the Lender.

NOW THEREFORE, in consideration of the premises and covenants set forth herein and in the Convertible Loan Agreements and other good and valuable consideration, the receipt and sufficiency of which hereby acknowledged, the Parties hereto hereby agree to amend the Convertible Loan Agreements as follows:

1. Amendment and Restatement of Section 5.4 in the Third Convertible Loan Agreement. Section 5.4 in the Third Convertible Loan Agreement is hereby amended and restated in its entirety as follows:

“Notwithstanding what is stated in section 5.4 of the Third Convertible Loan Agreement and in its place, no cash payment will be paid to Shayna and/or the Lender as Consulting Fee, and Shayna and the Lender explicitly waive any right to any such payments. Instead of the Consulting Fee, one million fifty five thousand five hundred and fifty five (1,278,666) ordinary shares (calculated as 1,150,800 USD of the amount under a conversion rate of 0.9$) and 1,278,666 Warrants (Exercise Price $0.80; for up to 6 months from the Effective Date) of the Company will be allocated in favor of Shayna.”

2. Sale of Shayna’s rights. The Company received notice that according to an agreement between Shayna and the Lender, all of Shayna’s rights under sections 1 and 2 of the First Amendment , i.e. the right to convert its part of the Loans for 1,231,920 shares and the right to exercise 1,231,920 warrants for an exercise price of 0.9$ for up to 24 months from the effective date of the First Amendment, and ’s rights to exercise 1,278,666 warrants under Section 1 above (in the terms stipulated therein) were sold to the Lender. Accordingly, such amounts shall be added to amounts detailed for the Lender under the First Amendment, i.e, the Lender holds the right to convert the Loans for the gross amount of 5,129,375 shares and to exercise the gross amount of 6,408,041 warrants, with all prior conversions and prior exercises performed prior to the Effective Date being reduced from such gross amounts. It is specifically agreed that section I of the Second Amendment will apply to this Amendment and will cover all the 5,129,385 shares less 600,000 shares already converted by Pey. the Company further confirms that it received notice that it was further agreed between Shayna and the Lender that: (i) the Lender can cure any default towards Shayna by way of returning in full the 3,297,455 shares; and (ii) for the avoidance of doubt, the Lender’s right to exercise any or all the Warrants under the Convertible Loan Agreements shall not be affected as a result of a default towards Shayna and will not need to be returned in case of such default.

3. Continued Validity of the Convertible Loan Agreements. Except as specifically amended hereby, the Convertible Loan Agreements shall remain in full force and effect and all of the rights and obligations of each of the Lender, Shayna and the Company under the Convertible Loan Agreements are affirmed. In the event of a conflict between this Amendment and the Convertible Loan Agreements, the Amendment shall control. All references in any of the Convertible Loan Agreements shall hereafter refer to the Convertible Loan Agreements as amended hereby.

4. Governing Law: Dispute Resolution. This Amendment shall be governed by and construed in accordance with the laws of the State of lsrael, without reference to principles of conflict oflaws or choice of laws. The courts of Tel Aviv-Jaffa shall have exclusive jurisdiction over any dispute or matter in connection with this Amendment.

5. Counterparts. This Amendment may be executed in two or more counterparts (including facsimile or “pdf’ counterparts), each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. In proving this Amendment, it shall not be necessary to produce or account for more than one such counterpart signed by the party against whom enforcement is sought. Each party hereto hereby agrees that this Amendment and any other document to be delivered in connection herewith may be electronically signed, and that any electronic signatures appearing on this Amendment or such other documents are the same as handwritten signatures for the purposes of validity, enforceability, and admissibility.

[Signatures page follows]

IN WITNESS WHEREOF, the undersigned have executed this Amendment as of the date first above written.

COMPANY:		SHAYNA:

HUB CYBER SECURITY LTD.		Shayna LP

By:	/s/ Noah Hershkoviz	By:
Name:	Noah Hershkoviz	Name:
Title:	CEO	Title:

By:	/s/ Osher Partok Rheinisch
Name:	Osher Partok Rheinisch
Title:	CLO

LENDER:

Akina Holding Limited

By:	/s/ ABBEYDEAN (CYPRUS) LTD
Name:	ABBEYDEAN (CYPRUS) LIMITED
Title:	Director